Exhibit 10.7.2

Synova Healthcare Group, Inc.

1400 North Providence Road, Suite 6010

Media, Pennsylvania 19063

September 13, 2007

Castlerigg Master Investments Ltd.

40 West 57th St

26th Floor

New York, NY 10019

Re:	Synova Healthcare Group, Inc. (the “Company”) Proposed Financing; Consent, Amendment and Waiver Letter.

Ladies and Gentlemen:

Reference is made to that certain Consent, Amendment and Waiver letter, dated as of today’s date by and between you and the Company (the “Consent”) and the Security Documents (as defined in the Consent).

The Company hereby covenants and agrees to reimburse you for your reasonable legal expenses, up to $7,500, incurred in connection with the preparation and execution of the Consent and the Security Documents.

In addition, in connection with the Security Agreement (as defined in the Consent), the Company agrees, upon demand, to pay you the amount of any and all reasonable expenses, including the reasonable fees and expenses of your counsel, which you may incur in connection with the future administration, waiver or other modification or termination of the Security Agreement.

This letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

Very truly yours,

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chief Executive Officer

ACKNOWLEDGED, AGREED AND ACCEPTED BY:

CASTLERIGG MASTER INVESTMENTS LTD.

By:	SANDELL ASSET MANAGEMENT CORP.

/s/ Patrick T. Burke
Name:	Patrick T. Burke
Title:	Senior Managing Director

DATE:	SEPTEMBER 12, 2007